Exhibit 4.2

DESCRIPTION OF NEPTUNE WELLNESS SOLUTION INC.’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following summary sets forth certain material terms and provisions of Neptune Wellness Solution Inc.’s (the “Company”, “Neptune”, “our”, “we”) securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description is a summary and does not purport to be a complete description of the rights and preferences of our securities. It is subject to, and qualified in its entirety by reference to our Articles of Incorporation (as amended, the “Articles”), and our General By-Law (our “By-laws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and the applicable provisions of the Business Corporations Act (Québec) (“QBCA”). We encourage you to read our Articles, our Bylaws and the QBCA for additional information.

As of the end of the period covered by the Annual Report on Form 10-K of which this exhibit forms a part, the only class of securities of the Company registered under Section 12 of the Exchange Act was our common shares (the “Common Shares”).

DESCRIPTION OF COMMON SHARES

Authorized Common Stock

We are authorized to issue an unlimited number of Common Shares.

Rights of Common Shares

Voting Rights

Each Common Share entitles its holder to receive notice of, and to attend and vote at, all annual or special meetings of our shareholders. Each Common Share entitles its holder to one vote at any meeting of the shareholders, other than meetings at which only the holders of a particular class or series of shares are entitled to vote due to statutory provisions or the specific attributes of this class or series.

Dividends

Subject to the prior rights of the holders of preferred shares ranking before the Common Shares as to dividends, the holders of Common Shares are entitled to receive dividends as declared by our board of directors from our funds that are duly available for the payment of dividends.

Winding-up and Dissolution

In the event of our voluntary or involuntary winding-up or dissolution, or any other distribution of our assets among our shareholders for the purposes of winding up our affairs, the holders of Common Shares shall be entitled to receive, after payment by the Company to the holders of preferred shares ranking prior to Common Shares regarding the distribution of our assets in the case of winding-up or dissolution, share for share, the remainder of our property, with neither preference nor distinction.

Without Par Value

Our Common Shares are without par value.

Listing

Our Common Shares are listed on the Nasdaq Capital Market and the TSX under the symbol “NEPT”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is Computershare Trust Company of Canada.